Exhibit 99.2

Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations

We are a diversified global manufacturer of a broad range of industrial products and systems, organized into four reportable segments: Industrial, Energy, Electrical and Engineered Solutions. During the second quarter of fiscal 2009, the Company’s financial reporting segments were modified to reflect changes in the portfolio of businesses, due to acquisitions, as well as changes in business reporting lines. The Industrial segment is primarily involved in the design, manufacture and distribution of branded hydraulic and mechanical tools to the maintenance, industrial, infrastructure and production automation markets. The Energy segment provides joint integrity products and services, as well as, umbilical, rope and cable solutions to the global oil & gas, power generation and energy markets. The Electrical segment is primarily involved in the design, manufacture and distribution of a broad range of electrical products to the retail DIY, wholesale, OEM, utility and marine markets. The Engineered Solutions segment provides highly engineered position and motion control systems to OEMs in various vehicle and other industrial markets, as well as, other industrial products.

Our long-term goal is to grow annual diluted earnings per share (“EPS”), excluding unusual or non-recurring items, faster than most multi-industry peers. We intend to leverage our leading market positions to generate annual internal sales growth that exceeds the annual growth rates of the gross domestic product in the geographic regions in which we operate. In addition to internal sales growth, we are focused on acquiring complementary businesses (tuck-in acquisitions). Following an acquisition, we seek to drive cost reductions, develop additional cross-selling opportunities and deepen customer relationships. We also focus on profit margin expansion and cash flow generation to achieve our EPS growth goal. Our LEAD (“Lean Enterprise Across Disciplines”) process utilizes various continuous improvement techniques to drive out costs and improve efficiencies across all locations and functions worldwide, thereby expanding profit margins. Strong cash flow generation is achieved by maximizing returns on assets and minimizing primary working capital needs. The cash flow that results from efficient asset management and improved profitability is used to reduce debt and fund additional acquisitions and internal growth opportunities.

Results of Operations for the Three Months Ended November 30, 2008 and 2007

The comparability of the operating results for the three months ended November 30, 2008 to the prior year has been impacted by acquisitions. Listed below are the acquisitions completed since September 1, 2007.

Business	Segment	Product Line	Acquisition Date
Templeton, Kenly & Co., Inc.	Industrial	Industrial	September 13, 2007
Superior Plant Services, LLC	Energy	Energy	March 3, 2008
The Cortland Companies			September 26, 2008
Cortland Cable Company	Energy	Energy
Sanlo, Inc.	Engineered Solutions	Other

The operating results of acquired businesses are included in the Company’s consolidated results only since their respective acquisition dates. Currency translation rates can also influence our results since approximately half of our sales are denominated in currencies other than the US dollar. The strengthening of the US dollar during the three months ended November 30, 2008 has negatively impacted comparisons of fiscal 2009 results to the prior year due to the translation of non-US dollar denominated subsidiary results. In addition, our financial results have been, and will continue to be, impacted by the economic conditions that exist in the end markets we serve.

Consolidated net sales decreased by $35 million, or 8%, from $415 million for the three months ended November 30, 2007 to $380 million for the three months ended November 30, 2008. Excluding the $23 million impact of sales from acquired businesses and the $15 million unfavorable impact of foreign currency exchange rate changes on translated results, fiscal 2009 first quarter consolidated core sales decreased 11% as compared to the fiscal 2008 first quarter.

Operating profit for the three months ended November 30, 2008 was $25 million, compared with $51 million for the three months ended November 30, 2007. Operating profit for the three months ended November 30, 2008 included a non-cash impairment charge of $27 million related to the goodwill, indefinite lived intangibles and long-lived assets of the RV reporting unit (see Note 5 “Goodwill and Other Intangible Assets”). The comparability between periods is also impacted by acquisitions, foreign currency exchange rate changes and the European Electrical restructuring provisions of $6 million recorded during the three months ended November 30, 2007. The changes in operating profit at the segment level are discussed in further detail below.

Segment Results

Net Sales (in millions)

	Three Months Ended
	November 30, 2008	November 30, 2007
Industrial	$91	$87
Energy	74	50
Electrical	108	140
Engineered Solutions	107	138

	$380	$415

Industrial Segment

Industrial segment net sales increased by $4 million, or 4%, from $87 million for the three months ended November 30, 2007 to $91 million for the three months ended November 30, 2008. Excluding sales from the Templeton, Kenly & Co. Inc. (Simplex) acquisition and the $3 million unfavorable impact of foreign currency rate changes, core sales grew 9%. The core sales increase reflects a continuation of strong global demand in the industrial, maintenance and production automation markets.

Energy Segment

Energy segment net sales increased by $24 million, or 49%, from $50 million for the three months ended November 30, 2007 to $74 million for the three months ended November 30, 2008, reflecting core sales growth and the acquisitions of Superior Plant Services, LLC in March 2008 and Cortland Cable Company in September 2008. Excluding sales from acquisitions and the $5 million unfavorable impact of foreign currency rate changes, core sales increased 18%, reflecting the continued expansion of our products, rental assets and services into the global energy market.

Electrical Segment

Electrical net sales decreased by $32 million, or 23%, from $140 million for the three months ended November 30, 2007 to $108 million for the three months ended November 30, 2008. Excluding the $3 million unfavorable impact of foreign currency rate changes, core sales declined 21%. This decline is the result of lower demand in the retail DIY and residential construction markets and a substantial decline in products sold into the marine market, both reflecting weak consumer confidence. Additionally, year-over-year comparisons were negatively affected by our strategic decision to exit low margin products in the European Electrical product line.

Engineered Solutions Segment

Engineered Solutions net sales decreased by $31 million, or 22%, from $138 million for the three months ended November 30, 2007 to $107 million for the three months ended November 30, 2008. Excluding sales from the Sanlo acquisition and the $4 million unfavorable impact of foreign currency rate changes, core sales declined 22% as a result of sharp declines in sales to vehicle OEM’s serving truck, automotive, RV, off-highway, construction and agricultural markets.

Operating Profit (in millions)

	Three Months Ended
	November 30, 2008	November 30, 2007
Industrial	$26	$26
Energy	16	12
Electrical	4	6
Engineered Solutions	(18)	13
General Corporate	(3)	(6)

	$25	$51

Industrial Segment

Industrial operating profit was $26 million for the three months ended November 30, 2007 and 2008. Excluding the unfavorable impact of foreign currency rate changes on translated results, operating profit grew 4% as a result of increased sales volumes, higher production levels (resulting in increased absorption of fixed costs), price increases and operating efficiencies.

Energy Segment

Energy operating profit increased by $4 million, or 26%, from $12 million for the three months ended November 30, 2007 to $16 million for the three months ended November 30, 2008. Excluding the unfavorable impact of foreign currency rate changes, operating profit grew 21% as a result of increased sales volumes from both existing and acquired businesses and operating efficiencies, which were partially offset by unfavorable product mix due to acquisitions and higher intangible asset amortization.

Electrical Segment

Electrical operating profit decreased by $2 million, or 24%, from $6 million for the three months ended November 30, 2007 to $4 million for the three months ended November 30, 2008. Excluding the European Electrical restructuring charges of $6 million in the three months ended November 30, 2007 and the unfavorable impact of foreign currency rate charges on translated results, operating profit declined 60% as a result of lower sales, unfavorable sales mix and costs associated with facility consolidations and headcount reductions.

Engineered Solutions Segment

Engineered Solutions operating profit comparison is impacted by the aforementioned $27 million impairment charge related to the RV reporting unit. Excluding this charge, operating profit declined from $13 million for the three months ended November 30, 2007 to $8 million for the three months ended November 30, 2008, due to the unfavorable impact of foreign currency rate changes, lower sales and costs associated with headcount reductions.

General Corporate

General corporate expenses decreased by approximately 50%, to $3 million for the three months ended November 30, 2008, compared to $6 million for the three months ended November 30, 2007. This reduction resulted from lower incentive compensation expense and the benefit of other Corporate cost reduction efforts.

Financing Costs, net

All debt is considered to be for general corporate purposes, and financing costs, therefore, have not been allocated to the reportable segments. The $3 million year-over-year increase in financing costs reflects higher debt levels resulting from acquisitions, higher borrowing spreads during the three months ended November 30, 2008, resulting from the senior credit agreement amendment, as well as interest rate swap agreement costs (see Note 7, “Debt”).

Income Taxes

The Company’s income tax expense is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are higher or lower than the U.S. federal statutory rate, permanent items, state tax rates and our ability to utilize various tax credits and net operating loss carryforwards. The effective income tax rate for the three months ended November 30, 2008 was 10.6%. The decrease in the effective tax rate in the most recent period, relative to the prior year, reflects the tax benefit on the impairment charge (Note 5, “Goodwill and Other Intangible Assets”) being recognized at a 38.0% rate, consistent with the underlying combined U.S. federal and state tax rate. This rate is much higher than the Company’s consolidated global effective tax rate. Excluding the impairment charge, the effective income tax rate for the three months ended November 30, 2008 would have been 29.0%. The effective income tax rate of 35.6% for the three months ended November 30, 2007 was relatively higher, primarily the result of restructuring charges for which no tax benefits were recorded.

Restructuring

The Company initiated plans to restructure its European Electrical business (Electrical segment) during fiscal 2006. These plans were designed to reduce operating costs and improve profitability. The Company completed the restructuring activities in the second quarter of fiscal 2008, at a cumulative pre-tax cost of $20.8 million. See Note 3, “Restructuring” in the Notes to the Condensed Consolidated Financial Statements for further discussion.

Impairment Charge

Significant adverse developments in the RV market including reduced wholesale motorhome shipments by OEM’s, declining consumer confidence and the lack of financing available to RV dealers and retail customers have negatively impacted the financial results of the RV reporting unit. As a result, during the three months ended November 30, 2008, we recognized a $26.6 million non-cash impairment charge related to the goodwill and long-lived assets included in the RV reporting unit. See Note 5, “Goodwill and Other Intangible Assets” in the Notes to the Condensed Consolidated Financial Statements for further discussion.

Liquidity and Capital Resources

The following table summarizes the cash flows from operating, investing and financing activities for the three month period ended November 30 (in millions):

	2008	2007
Net cash provided by operating activities	$13	$29
Net cash used in investing activities	(239)	(48)
Net cash provided by (used in) financing activities	143	(1)
Effect of exchange rates on cash	(9)	2

Net decrease in cash and cash equivalents	$(92)	$(18)

First quarter fiscal 2009 cash provided by operations was $13 million, driven by net earnings of $12 million, which included non-cash expenses (principally the RV impairment charge and related tax benefit and depreciation and amortization expense) of $31 million. These net earnings were offset by additional working capital requirements of $30 million, primarily related to the payment of fiscal 2008 accrued incentive compensation and the timing of cash disbursements. During the first quarter of fiscal 2009, the Company invested $8 million in capital expenditures and $231 million in the acquisition of The Cortland Companies. Total cash provided from financing activities for the first quarter of fiscal 2009 was $143 million, resulting from increased borrowings to fund the Cortland acquisition.

In the three months ended November 30, 2007 the Company generated $29 million of cash from operating activities. This reflected $27 million of net earnings including $19 million of non-cash expenses, offset by the payment of fiscal 2007 incentive compensation and an increase in accounts receivable due to increased sales levels. These cash flows from operating activities and existing cash funded the $47 million purchase price for the September 2007 acquisition of Simplex. Additionally, we deployed $9 million on capital expenditures for ERP system upgrades and the construction of a new facility in China. Some of these additions were funded with approximately $8 million of proceeds received from sale and lease back transactions.

The Company amended and extended its existing Senior Credit Facility on November 10, 2008. The amended Credit Facility provides for $110 million of additional borrowing capacity, to a total of $515 million, and includes a $400 million revolver and a $115 million term loan. See Note 3, “Debt” in the Notes to the Condensed Consolidated Financial Statements for further discussion of the refinancing. We believe that the availability under the amended Senior Credit Facility, combined with our existing cash on hand and funds generated from operations, will be adequate to meet operating, debt service and capital expenditure requirements for the foreseeable future.

Primary Working Capital Management

The Company uses primary working capital as a percentage of sales (PWC%) as a key indicator of working capital management. We define this metric as the sum of net accounts receivable, outstanding balances on the accounts receivable securitization facility, and net inventory less accounts payable, divided by the past three months sales annualized. The following table shows the components of the metric (in millions):

	November 30, 2008	PWC %	November 30, 2007	PWC %
Accounts receivable, net	$211.5		$224.4
Accounts receivable securitization	53.4		61.4

Total accounts receivable	264.9	17.2%	285.8	16.6%
Inventory, net	223.5	14.5%	218.5	12.7%
Accounts payable	(145.4)	(9.5)%	(159.5)	(9.2)%

Net primary working capital	$343.0	22.2%	$344.8	20.0%

Our working capital management performance in the first quarter of fiscal 2009 was not strong as our PWC% increased to 22.2% of sales from 20.0% in the comparable prior year period. While our receivables declined in total as a result of lower sales during the quarter, the businesses that did generate year-over-year core sales growth have relatively longer sales to collection cycles than most of our other units. Our inventory levels in base business units (excluding business acquisitions) increased as a result of our customers reducing orders faster than we were able to adjust our own supply chain. We expect to see improvement in working capital management in future quarters.

Commitments and Contingencies

The Company leases certain facilities, computers, equipment and vehicles under various operating lease agreements, generally over periods from one to twenty years. Under most arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Many of the leases include provisions that enable the Company to renew the lease based upon fair value rental rates on the date of expiration of the initial lease. See the “Contractual Obligations” table below for further information.

The Company, in the normal course of business, enters into certain real estate and equipment leases or guarantees such leases on behalf of its subsidiaries. In conjunction with the spin-off of a former subsidiary in fiscal 2000, the Company assigned its rights in the leases used by the former subsidiary, but was not released as a responsible party from all such leases by the lessors. All of these businesses were subsequently sold. The Company remains contingently liable for those leases if any of these businesses are unable to fulfill their obligations thereunder. The discounted present value of future minimum lease payments for such leases totals, assuming no offset for sub-leasing, approximately $5.1 million at November 30, 2008. The future undiscounted minimum lease payments for these leases are as follows: $0.3 million in the balance of calendar 2008; $1.1 million in calendar 2009; $1.1 million in calendar 2010; $1.2 million in calendar 2011; $1.2 million in calendar 2012 and $3.7 million thereafter.

The Company had outstanding letters of credit of $7.2 million and 6.4 million at November 30, 2008 and August 31, 2008, respectively, which secure self-insured workers compensation liabilities.

Off-Balance Sheet Arrangements

As more fully discussed in Note 4, “Accounts Receivable Securitization,” in the Notes to Condensed Consolidated Financial Statements, the Company is party to an accounts receivable securitization program. Trade receivables sold and being serviced by the Company were $53.4 million and $52.9 million at November 30, 2008 and August 31, 2008, respectively. If the Company had discontinued this securitization program at November 30, 2008 it would have been required to borrow approximately $53.4 million to finance the working capital increase. The securitization agreement, which matures in September 2009, was amended in December 2008 to decrease available capacity from $65.0 million to $60.0 million.

Contractual Obligations

The timing of payments due under contractual commitments, as of November 30, 2008, for the remainder of fiscal 2009 and thereafter are summarized as follows (in millions):

	Payments Due
	2009	2010	2011	2012	2013	Thereafter	Total
Long-term debt	$2.9	$5.8	$204.6	$237.9	$—	$249.2	$700.4
Interest on long-term debt	24.5	32.5	29.3	18.7	17.2	65.2	187.4
Operating leases	18.2	20.1	15.1	11.5	8.9	40.7	114.5

	$45.6	$58.4	$249.0	$268.1	$26.1	$355.1	$1,002.3

The contractual obligation schedule for long-term debt assumes we will require conversion of the 2% Convertible Notes in 2011. Interest for floating rate debt instruments, as calculated above, assumes November 30, 2008 interest rates remain constant.

The Company’s purchase obligations generally relate to amounts due under contracts with third party service providers. These contracts are primarily for real estate leases, information technology services, including software and hardware support services and leases, and telecommunications services. Those purchase obligations, such as leases, that are not cancelable are included in the table. The Company routinely issues purchase orders to numerous vendors for the purchase of inventory and other supplies. These purchase orders are generally cancelable with reasonable notice to the vendor, and as such, they are excluded from the contractual obligations table.

The Company also has unrecognized tax benefits of $30.4 million at November 30, 2008. The liability for unrecognized tax benefits is not included in the table of contractual obligations above because the timing of the settlements of these uncertain tax positions cannot be reasonably estimated at this time.